Exhibit (e)(22)

Amendment to Distribution Agreement

This Amendment dated as of June 9, 2015 (this “Amendment”) is to the Distribution Agreement dated March 16, 2012, as amended (the “Agreement”), by and between Financial Investors Trust (the “Trust”), an open-end, management investment company organized as a Delaware statutory trust, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, on behalf of the Funds, and ALPS Distributors, Inc. (the “Distributor”), a Colorado corporation and a registered broker-dealer under the Securities Exchange Act of 1934, as amended.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Distributor wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.            Effective as of the date of this Amendment, APPENDIX A LIST OF PORTFOLIOS to the Agreement is replaced in its entirety with the new APPENDIX A LIST OF PORTFOLIOS attached hereto and incorporated by reference herein.

2.            Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Jeremy O. May
Name:	Edmund J. Burke	Name:	Jeremy O. May
Title:	President	Title:	President

SCHEDULE A
LIST OF PORTFOLIOS

Emerald Banking and Finance Fund
Emerald Growth Fund
Emerald Insights Fund
Emerald Small Cap Value Fund